Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

DATACENTREX, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	23,661,884	(3)	$1.93	$45,667,436.12	0.0001381	$6,306.67
	Total Offering Amounts						$45,667,436.12		$6,306.67
	Total Fee Offsets								—
	Net Fee Due								$6,306.67

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), reported on the Nasdaq Capital Market on January 22, 2026.

(3)	Represents 10,423,089 shares of Common Stock and (ii) 13,238,795 shares of Common Stock issuable upon conversion of the Registrant’s Series D Convertible Preferred Stock.